          Exhibit 99.1

Oyster Point Pharma Reports Second Quarter 2020 Financial Results and Recent Business Highlights

•OC-01 New Drug Application (NDA) Submission to U.S. Food and Drug Administration (FDA) for Signs and Symptoms of Dry Eye Disease (DED) Planned for Q4 2020
•Cash and Cash Equivalents of $226.7 million as of June 30, 2020
•Conference Call and Webcast Scheduled for 8:30 am ET today

PRINCETON, N.J., August 5, 2020 (GLOBE NEWSWIRE) — Oyster Point Pharma, Inc. (Nasdaq: OYST), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases, announced its financial results for the second quarter of 2020, and provided an overview of recent business highlights.

“Following the positive top-line results of the ONSET-2 Phase 3 clinical trial announced in May, the Company plans to submit an NDA for OC-01 for the treatment of signs and symptoms of dry eye disease to the FDA in the fourth quarter of 2020. If approved by the FDA, the Company remains on track for a planned U.S. launch of OC-01 in the fourth quarter of 2021. The Company continues to execute on our launch readiness plan for OC-01 while advancing our R&D pipeline” said Jeffrey Nau, PhD, MMS president and chief executive officer of Oyster Point Pharma.

Recent Business Highlights

•ONSET-2 Phase 3 Positive Top-line Results: The Company released the results of the ONSET-2 Phase 3 clinical trial on May 11, 2020. During the ONSET-2 clinical trial conducted in 758 subjects, OC-01 demonstrated a statistically significant improvement (as compared to placebo) in signs of DED in both the 0.6 mg/ml and 1.2 mg/ml dose groups, and statistically significant improvements (as compared to placebo) in both signs and symptoms of DED in the 1.2 mg/ml dose group. Having successfully completed two pivotal clinical trials, including the ONSET-2 Phase 3 trial and the ONSET-1 Phase 2b trial with long-term safety follow-up, the Company plans to submit an NDA for OC-01 for the treatment of signs and symptoms of DED to the FDA in the fourth quarter of 2020.

•Follow-On Equity Offering: On May 19, 2020, the Company completed a follow-on public equity offering of 4,312,500 shares of its common stock at a price to the public of $28.00 per share. The net proceeds from the offering were $112.6 million.

•Impact of SARS-CoV-2 Virus Pandemic: The Company continues to monitor the impact of the SARS-CoV-2 virus pandemic, including various governmental measures in response thereto, and has taken proactive steps to ensure the safety of its employees, maintain business continuity of its operations, and advance its pipeline. To date, the Company has continued to maintain a remote working environment for its employees. In addition, the Company remains in close contact with its R&D contractors and, to date, the Company’s contractors have not reported significant disruption to their operations as a result of the SARS-CoV-2 virus pandemic. Also, following a brief pause, eye care clinics have continued to operate and engage in clinical trial subject enrollment with the implementation of additional patient and staff protective measures that have varying degrees of impact on patient flow, depending upon geographic location. The Company will continue to use its best efforts to maintain operations. Future developments related to the SARS-CoV-2 virus pandemic, which are unpredictable and inherently uncertain, could materially impact the Company’s business and financial and operating performance.

Overview of Financial and Operating Results

Second Quarter Financial Results

•R&D Expenses: Total research and development expenses for the second quarter of 2020 were $8.6 million compared to $8.1 million for the same period in 2019. The increase in research and development expenses was primarily due to an increase in expense related to CROs and CMOs in connection with the advancement of OC-01, as well as higher employee headcount, which resulted in an increase in payroll and personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation.

•G&A Expenses: Total general and administrative expenses for the second quarter of 2020 were $6.9 million compared to $3.1 million for the same period in 2019. The increase was due to higher headcount and reflects an increase in payroll and personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation of $1.8 million. Additionally, there was an increase in other general and administrative expenses of $1.6 million due to expansion of the Company's organization and operating as a publicly traded company. The Company also incurred higher commercial planning expenses of $0.4 million in anticipation of a U.S. launch of OC-01, if approved, in the fourth quarter of 2021.

•Net Loss: For the second quarter of 2020, the Company had a net loss of $15.5 million, or $0.66 per share, compared to a net loss of $10.7 million, or $7.60 per share, for the same period in 2019.

•Cash Position: As of June 30, 2020, cash and cash equivalents were $226.7 million, compared to $139.1 million as of December 31, 2019.

Conference Call Details and Webcast
Oyster Point Pharma will host a live conference call and webcast today at 8:30 am Eastern Time to discuss the second quarter 2020 financial results and provide a business update. To access the live call by phone, please dial (855) 548-1220 (US/Canada) or (602) 563-8619 (International). The conference ID number is 1247775. The webcast will be made available on the company’s website at www.oysterpointrx.com under the “Events & Presentations” section of the company’s website at https://edge.media-server.com/mmc/p/euicxce4.

A telephone replay will be available for approximately 7 days following the live conference call. To access the telephone replay, please dial (855) 859-2056 (US/Canada) or (404) 537-3406 (International). The conference ID number is 1247775. A replay of the webcast will be available for approximately 30 days following the live audio webcast.

About Oyster Point Pharma
Oyster Point Pharma is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases. Oyster Point Pharma’s lead product candidate, OC-01 nasal spray, a highly selective nicotinic acetylcholine receptor (nAChR) agonist, is being developed to treat the signs and symptoms of dry eye disease. OC-01 nasal spray’s novel mechanism of action is designed to re-establish tear film homeostasis by activating the trigeminal parasympathetic pathway to stimulate the glands and cells responsible for natural tear film production, known as the lacrimal functional unit (LFU).

About Dry Eye Disease
Dry eye disease is a chronic, progressive condition that impacts more than 30 million people in the United States (U.S.) and is growing in prevalence. An estimated 16 million adults in the U.S. have been diagnosed with dry eye disease, a multifactorial condition of the ocular surface characterized by disruption of the tear film. A healthy tear film protects and lubricates the eyes, washes away foreign particles, contains growth factors and antimicrobial components to reduce the risk of infection, and creates a smooth surface that contributes refractive power for clear vision. Dry eye disease can have a significant impact on a person’s day-to-day quality of life, as it can cause persistent stinging, scratching, burning sensations, sensitivity to light, blurred vision, and eye fatigue. Despite the large prevalence of dry eye and the burden of the disease, there remains a significant unmet need for effective therapies.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions and on information currently available to us. The forward-looking statements in this press release represent our views as of the date of this press release. These statements may include but are not limited to statements regarding future events, including any potential impacts of the SARS-CoV-2 virus pandemic or any government measures in response thereto, or future financial and operating performance and our plans for and the anticipated benefits of new hires, our product candidates, the timing, objectives and results of the clinical studies and anticipated regulatory and development milestones, including potential timing of NDA submission and potential commercialization. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Important factors that could cause our actual results to differ materially are detailed from time to time in the “Risk Factors” section in reports we file with the Securities and Exchange Commission, copies of which are posted on our website and are available from us without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties.

Investor Contact
Tim McCarthy
LifeSci Advisors, LLC
(212) 915-2564
investors@oysterpointrx.com

Media Contact
Jeffrey Nau PhD, MMS
President and Chief Executive Officer
media@oysterpointrx.com

Oyster Point Pharma, Inc.
Select Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2020	December 31, 2019

Cash and cash equivalents	$226,748	$139,147
Working capital*	$219,879	$136,781
Total assets	$229,982	$143,209
Stockholders’ equity	$220,815	$137,298

*Working capital is defined as current assets less current liabilities.

Oyster Point Pharma, Inc.
Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Operating expenses:
Research and development	$8,554	$8,101	$19,894	$10,506
General and administrative	6,940	3,132	12,529	4,737
Total operating expenses	15,494	11,233	32,423	15,243
Loss from operations	(15,494)	(11,233)	(32,423)	(15,243)
Other income, net	30	503	440	753
Net loss and comprehensive loss	$(15,464)	$(10,730)	$(31,983)	$(14,490)
Net loss per share, basic and diluted	$(0.66)	$(7.60)	$(1.43)	$(10.26)
Weighted average shares outstanding, basic and diluted	23,442,530	1,412,354	22,405,031	1,412,161